EXHIBIT 1

AMENDMENT TO PLACEMENT AGENT AGREEMENT

This AMENDMENT TO PLACEMENT AGENT AGREEMENT (this “Amendment”) is entered into as of this 28 day of June, 2007, by and between CHILCO RIVER HOLDINGS, INC., a Nevada corporation (the “Company”) and CHUNG LIEN INVESTMENT MANAGEMENT LIMITED, a corporation organized under the laws of Hong Kong (the “Agent”).

WHEREAS, the Company and the Agent are parties to that certain Placement Agent Agreement dated as of April 19, 2007 (the “Placement Agent Agreement”);

WHEREAS, Section 17 of the Placement Agent Agreement requires the consent of the Company and the Agent for an amendment to the Placement Agent Agreement; and

WHEREAS, the Company and the Agent desire to amend Section 1 of the Placement Agent Agreement.

NOW THEREFORE, the parties hereto agree as follows:

1.           Section 1. Section 1 of the Placement Agent Agreement is hereby amended and restated as follows:

“1.            Engagement of Agent. The Company engages Agent as adviser and placement agent for the Company, with respect to the sale by the Company in connection with the proposed financing transaction to investors of convertible debentures (the “Debentures”) in the aggregate amount up to U.S.$10,000,000 (the “Offering”) by September 30, 2007 (the “Closing Date”). The Company, at its sole discretion, may terminate this Agreement at any time by providing the Agent a five days advance written notice.”

2.              Effect of Amendment. Except as expressly amended, modified or supplemented hereby, the Placement Agent Agreement is hereby reaffirmed and remains in full force and effect. On and after the date hereof, each reference in the Placement Agent Agreement to “this Agreement,” “hereunder,” “hereof,” “herein,” or words of similar import referring to the Placement Agent Agreement, will mean, and will be a reference to, the Placement Agent Agreement as amended by this Amendment.

3.              Amendment. This Amendment may not be amended, modified or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto and specifically referencing this Amendment.

4.              Counterparts. This Amendment may be executed in one or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same agreement.

5.              Governing Law. This Amendment shall be construed, and the rights and liabilities determined, in accordance with the laws of the State of Nevada, without regard to the conflict of laws rules of such jurisdiction.

6.              Entire Agreement. This Amendment and all other agreements and documents referred herein constitutes the entire agreement between the Company and the Agent. No other agreements, covenants, representations or warranties, express or implied, oral or written, have been made by any party hereto to any other party concerning the subject matter hereof. All prior and contemporaneous conversations, negotiations, possible and alleged agreements, representations, covenants and warranties concerning the subject matter hereof are merged herein.

[Signatures on Following Page]

                IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed to evidence their acceptance of and agreement to the foregoing.

CHUNG LIEN INVESTMENT MANAGEMENT LIMITED

By: /s/ Shi-Min Du

Name:	Shi-Min Du
Its:	Managing Director

CHILCO RIVER HOLDINGS, INC.

By: /s/ Tom Liu

Name:	Tom Liu
Its:	President